Exhibit 99.1

Pattern Energy Agrees to Acquire 179 MW of Wind Power

Project in Texas from Pattern Development

Portfolio increased to 11 wind projects with a total owned capacity of 1,434 MW

SAN FRANCISCO, California, May 2, 2014 – Growing its portfolio to 11 wind power projects, Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”), today announced it has agreed to acquire 179 megawatts (MW) of owned interest in the 218 MW Panhandle 1 wind project from Pattern Energy Group LP (“Pattern Development”) following its completion, expected in June 2014, for a total cash consideration of US$125 million.

Acquisition Highlights

•	Third acquisition in a series of anticipated transactions with Pattern Development

•	Adds 179 MW – an increase of 14% – in owned capacity upon completion

•	Increases owned capacity to 1,434 MW upon completion – an increase of 38% since the initial public offering

•	Will help the Company meet its target of 10-12% average annual growth in cash available for distribution (“CAFD”) per Class A share over the next three years

•	Acquisition to be funded from available cash and credit facilities

“The acquisition of Panhandle 1 will grow our assets under management by 14%, to eleven projects, and will immediately increase our cash available for distribution,” said Mike Garland, President and CEO of Pattern Energy. “Panhandle is one of the best wind sites in the U.S. with a strong wind resource and excellent transmission capacity. In addition, when coupled with Panhandle 2, this acquisition will increase our economies of scale in the area. Panhandle 1 is nearly complete making it an ideal fit with our strategy of acquiring world-class wind projects with top quality equipment that generate stable and sustainable cash flows.”

Panhandle 1 is being built in Carson County, Texas, and consists of 118 General Electric 1.85 MW wind turbines. The acquisition is subject to customary closing conditions and is expected to close following the commencement of commercial operations in June 2014.

Following commencement of commercial operations, approximately 77% of the expected output is contracted under a 13-year energy price hedge, with an A-/Baa2 credit-rated affiliate of Citibank, with the balance paid at ERCOT’s spot market prices.

Pattern Energy will pay the $125 million cash purchase price, subject to certain adjustments, to Pattern Development upon certain conditions being met, including that the project successfully reaches commercial operation. The balance of the project will be acquired from Pattern Development by two institutional tax equity investors.

The Conflicts Committee of the Board of Directors of Pattern Energy, which is comprised entirely of independent directors, approved the terms of the acquisition. The Committee was advised on financial matters by Evercore Group L.L.C., which also provided a fairness opinion, and on legal matters by Davis Polk & Wardwell LLP.

In December, Pattern Energy agreed to acquire Panhandle 2, a 181.7 MW project adjacent to Panhandle 1. Panhandle 2 will reach commercial operation in the fourth quarter of this year. Together, the two wind power projects will total 400 MW in the Texas Panhandle region.

About Pattern Energy

Pattern Energy is a premium independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of eleven wind power projects, including two projects it has agreed to acquire, with a total owned capacity of 1,434 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC and applicable Canadian securities regulatory authorities and incorporated by reference therein from the Company’s annual report on Form 10-K. The risk factors and other factors noted in the prospectus could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-815-0700 (Ext.238) rmarshall@tmxequicom.com